UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*

                          FactSet Research Systems Inc.
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                    303075105
                       -----------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                CUSIP No.303075105  Schedule 13G Page 2 of 5 Pages

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   1   NAME OF REPORTING PERSON

       Charles J. Snyder

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a)  [ ]
                                                     (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
 NUMBER OF SHARES       1,906,656
 BENEFICIALLY       ------------------------------------------------------------
 OWNED BY           6   SHARED VOTING POWER
 EACH                   n/a
 REPORTING          ------------------------------------------------------------
 PERSON             7   SOLE DISPOSITIVE POWER
 WITH                   1,906,656
                    ------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        n/a

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,906,656
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
       n/a
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       18.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

               CUSIP No.303075105  SCHEDULE 13G Page 3 of 5 Pages


ITEM 1(A).  NAME OF ISSUER:
            FactSet Research Systems Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            One Greenwich Plaza
            Greenwich, CT 06830

ITEM 2(A).  NAME OF PERSON FILING:
            Charles J. Snyder

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
            One Greenwich Plaza
            Greenwich, CT 06830

ITEM 2(C).  CITIZENSHIP:
            United States of America

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            Common Stock

ITEM 2(E).  CUSIP NUMBER:
            303075105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13(d)-2(b), CHECK WHETHER THE PERSON FILING IS A:
            n/a

              CUSIP No.303075105  SCHEDULE 13G Page 4 of 5 Pages


ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:
            1,906,656

ITEM 4(B).  PERCENT OF CLASS:
            18.7%

ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (1)   sole power to vote or to direct the vote
                    1,906,656

              (i) shared power to vote or to direct the vote n/a

              (ii)  sole power to dispose or to direct the disposition of
                    1,906,656

              (iii) shared power to dispose or to direct the disposition of
                    n/a

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            n/a

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            n/a

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            n/a

               CUSIP No.303075105  SCHEDULE 13G Page 5 of 5 Pages


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            n/a

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            n/a

ITEM 10.    CERTIFICATION.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 10, 1999
                                                       -------------------------
                                                       DATE

                                                       By:/s/ Charles J. Snyder
                                                       -------------------------
                                                       SIGNATURE

                                                       Charles J. Snyder
                                                       President and
                                                       Chief Technology Officer
                                                       -------------------------
                                                       NAME AND TITLE